Exhibit 23.2

Schlumberger Technology Corporation 4600 J Barry Court Suite 200 Canonsburg, PA 15317 USA
Tel: Fax:	1-724-416-9700 1-724-416-9705

CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent oil and gas consultants, Schlumberger Technology Corporation hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about 22 February 2021, of all references to our firm and information from our reserves report dated 4 February 2020, included in or made part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended 31 December 2019.

Schlumberger Technology Corporation
By:	/s/ Scott Eberhardt
Scott Eberhardt
Asset Consulting Services and Business Development Manager Carbon/Geothermal/Water North America

Canonsburg, Pennsylvania
19 February 2021